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                                                                  Exhibit 99.(j)

                          INDEPENDENT AUDITORS' CONSENT

To the Board of Trustees and Shareholders of the Jennison 20/20 Focus Fund:

We consent to the incorporation by reference, in this registration statement, of our report dated March 18, 2004 on the statement of assets and liabilities, including the schedule of investments, of the Jennison 20/20 Focus Fund, formerly the Prudential 20/20 Focus Fund, (the "Fund") as of January 31, 2004, and the related statement of operations, the statement of changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" and "Financial Statements" in the Statement of Additional Information.


/s/ KPMG LLP

KPMG LLP

New York, New York
May 28, 2004